--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       THE REYNOLDS AND REYNOLDS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]


                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 SOUTH LUDLOW STREET, DAYTON, OHIO 45402

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 13, 1997


To the Shareholders of
THE REYNOLDS AND REYNOLDS COMPANY

        The Annual Meeting of the Shareholders ("Meeting") of The Reynolds and Reynolds Company, an Ohio corporation, will be held in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402, on Thursday, February 13, 1997, at 11:00 a.m., Eastern Standard Time.

        The items of business are:

        1.     A proposal to elect five (5) Directors;

        2. A proposal to amend the Amended Articles of Incorporation to increase the number of authorized Class A Common and Class B Common Shares;

        3. A proposal to amend the Amended Articles of Incorporation to reclassify all Class A Common and Class B Common Shares to "no par value" shares;

        4. A proposal to appoint Deloitte & Touche LLP as independent auditors for the company; and

such other matters as may properly be brought before the Meeting or any adjournment(s) thereof.

        Shareholders of record at the close of business on December 20, 1996, are entitled to vote at the Meeting or any adjournment(s) thereof.

        Your attention is called to the accompanying Proxy Card and Proxy Statement.

        A copy of the company's Annual Report for its fiscal year ended September 30, 1996, is enclosed. It is not deemed to be part of the official Proxy soliciting material. If any shareholder fails to receive a copy of the Annual Report, one may be obtained by writing to the Secretary of the company.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            Adam M. Lutynski, Secretary
Dayton, Ohio
January 6, 1997

        ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                               PROXY STATEMENT FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 South Ludlow Street, Dayton, Ohio 45402

                          TO BE HELD FEBRUARY 13, 1997


THIS PROXY STATEMENT IS ARRANGED IN THE FOLLOWING ORDER:

                                                                                                                 Page
                                                                                                                 ----
GENERAL INFORMATION ............................................................................                    3
DESCRIPTION OF CAPITAL STOCK ...................................................................                    3
VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ..................................                    4
ELECTION OF DIRECTORS ..........................................................................       (PROPOSAL I) 5
        Board Committees, Meetings, Compensation and Indemnification of Directors ..............                    7
EXECUTIVE COMPENSATION .........................................................................                    9
        Summary Compensation Table .............................................................                    9
        Option/SAR Grants in Last Fiscal Year ..................................................                   10
        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value .......                   10
        Long-Term Incentive Plan -- Awards in Last Fiscal Year .................................                   11
        Pension Plan Table .....................................................................                   11
        Employment Agreements ..................................................................                   12
        Performance Graph ......................................................................                   14
        Report of the Compensation Committee of the Board of Directors on Executive Compensation                   14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .................................................                   17
APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES.............................................     (PROPOSAL II) 17
RECLASSIFICATION OF ALL COMMON SHARES TO "NO PAR VALUE" ........................................     (PROPOSAL III)19
APPOINTMENT OF INDEPENDENT AUDITORS ............................................................     (PROPOSAL IV) 20
SHAREHOLDER PROPOSALS ..........................................................................                   20
OTHER MATTERS...................................................................................                   20
Amended Article Fourth, Section 1 of the Amended Articles of Incorporation .....................            EXHIBIT A

                               GENERAL INFORMATION


        This Proxy Statement is furnished in connection with the solicitation of proxies by The Reynolds and Reynolds Company ("company") for its Annual Meeting of Shareholders ("Meeting"), February 13, 1997. This solicitation is being made by mail. The company has retained Georgeson & Company Inc. to assist in its proxy solicitation. Georgeson's fee will be $10,000 plus out-of-pocket expenses incurred on the company's behalf. The company may also use its officers and other employees to solicit proxies from shareholders, personally or by telephone, facsimile or letter. The costs of this solicitation will be borne by the company. If the company requests nominees and brokers to solicit their principals and customers for their proxies, the company will reimburse such nominees and brokers for their reasonable out-of-pocket expenses.

        All shares represented by valid proxies received from this solicitation, and not revoked, will be voted at the Meeting. If shareholder directions appear on the Proxy Card, such shares will be voted according to those directions. Unless contrary directions are given, all shares will be voted in favor of the proposals and for the nominees for Director described in the accompanying Notice of Meeting and this Proxy Statement and, in the discretion of the Appointed Proxies, upon such other matters as may properly come before the Meeting. Any proxy may be revoked by the shareholder at any time before the vote, by giving written notice to the company at its address provided on page 1 of this Proxy Statement or at the Meeting before any vote is taken.

        Under Section 1701.55 of the Ohio Revised Code, a shareholder may exercise cumulative voting rights in the election of Directors by giving written notice of that desire to the President, a Vice President or the Secretary of the company not fewer than 48 hours before the scheduled start of the Meeting. If an announcement of the giving of such notice is made at the start of the Meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her votes in voting for Directors. In voting cumulatively, a shareholder may give one candidate that number of votes determined by multiplying the number of his or her shares by the number of Directors to be elected or may distribute that number of votes among two or more candidates as he or she sees fit. If cumulative voting is elected and no further instructions are given, the Appointed Proxies shall, at their discretion, distribute the votes they cast among the nominees.

        The Board of Directors has fixed the close of business on December 20, 1996 as the Record Date for the determination of the shareholders entitled to receive notice of, and to vote at, the Meeting or at any adjournment(s) thereof despite any subsequent transfers of shares. The stock transfer books of the company will not be closed.


                          DESCRIPTION OF CAPITAL STOCK

        The company has two classes of authorized capital shares outstanding:
Class A Common Shares with a par value of $.625 ("Class A Shares") and Class B Common Shares with a par value of $.03125 ("Class B Shares"). There are 120,000,000 Class A Shares authorized, of which 80,983,063 were issued and outstanding on November 1, 1996, and 30,000,000 Class B Shares authorized, of which 20,000,000 were issued and outstanding on that date. In addition, the company has authorized 60,000,000 Preferred Shares ("Preferred Shares") with no par value. As of November 1, 1996, no Preferred Shares were issued and outstanding. Class A Shares are listed on the New York Stock Exchange. There is no public market for Class B Shares.

        Each holder of Class A Shares and Class B Shares is entitled to one vote per share held of record. All shares vote as a single class except that, as required by Ohio law, shareholders vote separately by classes in the case of certain proposed amendments to the Amended Articles of Incorporation and certain other specified transactions. Ohio law requires shareholders to vote separately by class on Proposal III.

        All properly cast votes, in person or by proxy, by shareholders of record at the close of business on December 20, 1996 will be counted for purposes of the proposals to be voted on at the Meeting. Abstentions and broker non-votes will not be counted, and therefore will have no impact on the plurality vote for Directors or the vote for the appointment of auditors (Proposal IV). Because the votes to amend the Amended Articles of Incorporation (Proposals II and III) require a specific percentage of issued and outstanding shares, such abstentions and broker non-votes will consequently be the equivalent of "no" votes in that context.

        No dividend may be declared or paid on either class unless a dividend shall be simultaneously declared and paid on both classes. Any dividend declared and paid on Class A Shares shall be in a per share amount of 20 times the dividend simultaneously declared and paid on the Class B Shares. In the event of the liquidation of the company, any distribution made with respect to the Class A Shares shall be in a per share amount of 20 times the distribution made with respect to each Class B Share. Neither class of shares has any preemptive rights.

        Each Class B Share may at any time, at the option of the holder thereof, be converted into 1/20th of a Class A Share. Class B Shares surrendered for conversion are canceled and may not be reissued. All outstanding Class B Shares are subject to an agreement under which they may not, unless previously converted into Class A Shares, be transferred to anyone except the wife, children and grandchildren (including any trust of which they are the beneficiaries) of Richard H. Grant, Jr., Chairman of the company's Steering Committee.

                          VOTING SECURITIES OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

===================================================================================================================
                                         CLASS A                   CLASS B                  TOTAL VOTING
                                          SHARES           %        SHARES           %         SHARES           %
-------------------------------------------------------------------------------------------------------------------
Number of shares outstanding on
November 1, 1996, except as noted
below were:                             80,983,063(1)    100.0    20,000,000       100.0    100,983,063(1)    100.0

The following are the only persons
known by the company to own
beneficially more than 5% of either
class of voting security on November
1, 1996:

Richard H. Grant, III                      119,047(2)      .15    20,000,000       100.0     20,119,047(2)     20.0
Director and Private Investor
800 Germantown Street
Dayton, Ohio 45407

American Express Financial Advisors      6,310,700(3)     7.80                                6,310,700(3)     6.20
IDS Tower 10
Minneapolis, Minnesota 55440

A I M Capital Management, Inc.           4,247,400(4)     5.20                                4,247,400(4)     4.20
11 Greenway Plaza, Suite 1919
Houston, Texas 77046-1173

On November 1, 1996, the shares
beneficially owned by all executive
officers and Directors as a group (14
persons) were:                           2,449,605(5)      3.0    20,000,000       100.0     22,449,605(5)     22.2
===================================================================================================================


(1)     Does not include 11,380,329 Class A Shares held in treasury.

(2) Richard H. Grant, III has sole voting and sole investment power with regard to 98,828 Class A Shares held in his own name. The total includes 20,219 Class A Shares as to which Mr. Grant holds options exercisable within 60 days. The amount excludes 12,776 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership. This amount does not include 1,000,000 Class A Shares into which his 20,000,000 Class B Shares are convertible at a 20-to-1 ratio.

(3) As of November 1, 1996, American Express Financial Advisors and its affiliates share dispositive power, and American Express Financial Advisors and an affiliate share voting power, for the 6,310,700 shares.

(4) As of December 4, 1996, voting power for all 4,247,400 shares resides with a management committee and dispositive power resides with the respective managers of approximately thirteen funds among which the shares are distributed.

(5) Includes 245,323 Class A Shares as to which such persons may exercise options within the next 60 days.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS


        The Board of Directors of the company has fixed the number of Directors to constitute the full Board at twelve and proposes that four Directors be elected for a three-year term expiring in 2000 and one Director be elected for a one-year term expiring in 1998.

        There are currently eleven Directors; four whose terms expire in 1997, three whose terms expire in 1998, and four whose terms expire in 1999. The Board has recommended and nominated CLEVE L. KILLINGSWORTH, JR., DALE L. MEDFORD, GAYLE B. PRICE, JR., AND KENNETH W. THIELE each for a three-year term and ROBERT
C. NEVIN for a one-year term.

        The enclosed Proxy will be voted FOR electing the five nominees unless a specification is made to withhold such vote. Since the number of Directors has been fixed at twelve, the election of five Directors for new terms shall, in accordance with the company's Consolidated Code of Regulations, be decided by plurality vote.

        If any nominee shall cease to be a candidate for election for any reason, the Proxy will be voted for a substitute nominee designated by the Board of Directors and for the other nominees. The Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a Director or will be unwilling to serve as a Director if elected.

        Following is certain information about the new nominee, each nominee-incumbent and those Directors whose terms of office will continue after the Meeting.



                       NOMINEES FOR TERMS EXPIRING IN 2000

                                                                                                    DIRECTOR
NAME                          AGE    PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY            SINCE     CLASS A(1)
--------------------------------------------------------------------------------------------------------------------------
Cleve L. Killingsworth, Jr.    44    President, Kaiser Permanente's Mid-Atlantic States Region         ----           0
                                     since March 1996; President of Kaiser Permanente's Ohio
                                     Region from August 1994 to March 1996; prior thereto,
                                     Senior Vice President of health care operation for Blue
                                     Cross and Blue Shield of Rochester since January 1986.
                                     Kaiser Permanente, a non-profit group practice health plan, is the country's largest health maintenance organization.

Dale L. Medford                46    Vice President, Corporate Finance and Chief Financial             1991     149,346(2)
                                     Officer.

Gayle B. Price, Jr.            66    Chairman and Chief Executive Officer, Price Brothers              1976      10,179(3)
                                     Company, manufacturer of concrete construction materials.

Kenneth W. Thiele              80    Private Investor.                                                 1975       8,579(4)

                        NOMINEE FOR TERM EXPIRING IN 1998

                                                                                                    DIRECTOR
NAME                          AGE    PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY            SINCE     CLASS A(1)
--------------------------------------------------------------------------------------------------------------------------
Robert C. Nevin                56    President, Business Systems Division.                             1985     175,208(5)

(Table continued on following page)

                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

                                                                                                    DIRECTOR
NAME                   AGE     PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY                  SINCE     CLASS A(1)
---------------------------------------------------------------------------------------------------------------------------
Dr. David E. Fry        53     President and Chief Executive Officer, Northwood                        1987       1,379(6)
                               University.

Richard H. Grant, III   57     Private Investor since October 1994; prior thereto, Senior              1960     119,047(7)
                               Vice President, International, Computer Systems Division
                               of The Reynolds and Reynolds Company.

David R. Holmes         56     Chairman of the Board, President and Chief Executive                    1987     578,824(9)
                               Officer.(8)

Martin D. Walker        64     Chairman and Chief Executive Officer of M. A. Hanna                     1991       8,579(11)
                               Company, an international specialty chemicals company.(10)

                      DIRECTORS WHOSE TERMS EXPIRE IN 1998

                                                                                                    DIRECTOR
NAME                   AGE     PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY             SINCE     CLASS A(1)
----------------------------------------------------------------------------------------------------------------------------
Joseph N. Bausman       53     President, Automotive Systems Division since February                   1989      144,856(12)
                               1995; prior thereto President, Computer Systems Division.

Richard H. Grant, Jr.   83     Chairman of the Steering Committee.                                     1939    1,016,238(13)

Allan  Z. Loren         58     Executive Vice President and Chief Information Officer of               1996            0
                               American Express Company since May 1994; President and
                               CEO of Galileo International (a global computer reservation system company owned by 11 airlines) from January 1993
                               to May 1994; President and CEO of Covia Partnership
                               (computer reservation system company) from January 1991
                               to January 1993 at which time Covia and Galileo
                               merged.(14)

(1)     Shares owned beneficially on November 1, 1996.

        All shares are held with sole voting and sole investment power unless otherwise indicated. The individual holdings of each Director equal less than 1% of the issued and outstanding Class A or Class B Shares, except for Richard H. Grant, Jr. and Richard H. Grant, III whose holdings are specifically described in Footnotes 7 and 13 below and, in the case of Richard H. Grant, III, the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

        Richard H. Grant, III is the son of Richard H. Grant, Jr., and they may be deemed to be "control persons" with respect to the company; however, each disclaims any beneficial ownership of the Class A Shares or Class B Shares held by the other.

(2) Mr. Medford has sole voting and sole investment power with regard to 89,906 shares held in his own name, and shared voting and shared investment power with regard to 10,400 shares held jointly with his spouse. The total includes 49,040 Class A Shares as to which Mr. Medford holds options exercisable within 60 days.

(3) Mr. Price has sole voting and sole investment power with regard to 9,600 Class A Shares held in his own name. The total includes 579 Class A Shares as to which Mr. Price holds options exercisable within 60 days.

(4) Mr. Thiele has sole voting and sole investment power with regard to 8,000 Class A Shares held in his own name. The total includes 579 Class A Shares as to which Mr. Thiele holds options exercisable within 60 days.

(5) Mr. Nevin has sole voting and sole investment power with regard to 121,628 Class A Shares held in his own name, 5,800 Class A Shares in the name of his daughter, and 5,800 Class A Shares held in the name of his son. The total includes 41,980 Class A Shares as to which Mr. Nevin holds options exercisable within 60 days.

                                         (Footnotes continued on following page)

(6) Dr. Fry has sole voting and sole investment power with regard to 800 Class A Shares held in his own name. The total includes 579 Class A Shares as to which Dr. Fry holds options exercisable within 60 days.

(7) See Note 2 to the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(8)     Mr. Holmes also serves as a director of The Dayton Power & Light
        Company.

(9) Mr. Holmes has sole voting and sole investment power with regard to 507,551 Class A Shares. The total includes 12,367 Class A Shares, 9,803 Class A Shares and 9,803 Class A Shares held in the names of his three sons and 39,300 Class A Shares as to which Mr. Holmes holds options exercisable within 60 days. This amount excludes 10,211 Class A Shares held by Mrs. Holmes as to which Mr. Holmes disclaims beneficial ownership.

(10) Mr. Walker also serves as a director of Textron, Inc., Comerica Inc. and The Timken Company.

(11) Mr. Walker has sole voting and sole investment power with regard to 8,000 Class A Shares held in his own name. The total includes 579 Class A Shares as to which Mr. Walker holds options exercisable within 60 days.

(12) Mr. Bausman has sole voting and sole investment power with regard to 112,996 Class A Shares held in his own name. The total includes 31,860 Class A Shares as to which Mr. Bausman holds options exercisable within 60 days.

(13) Richard H. Grant, Jr. has sole voting and sole investment power with regard to 1,986 Class A Shares held in his own name. He also has sole voting and sole investment power with regard to 1,014,252 Class A Shares held in a trust for his benefit. This amount excludes 42,532 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership.

(14)    Mr. Loren also serves as a director of  U.S. Cellular Corporation.



                    BOARD COMMITTEES, MEETINGS, COMPENSATION
                        AND INDEMNIFICATION OF DIRECTORS


        The Board of Directors has established an Audit Committee, a Compensation Committee, an Investment Committee and a Finance Committee.

        The Audit Committee (Messrs. Fry (Chairman), Loren, Price and Walker) meets with the company's independent public accountants, internal auditors, Chief Executive Officer and financial management executives. This Committee also reviews the scope and results of audits, as well as recommendations made by the company's independent accountants, auditors and executives with respect to internal and external accounting controls and specific accounting and financial reporting issues. During the last fiscal year, this Committee met four times.

        The Compensation Committee (Messrs. Walker (Chairman), Fry, Loren and Price) formulates and oversees the company's various upper management incentive compensation programs, reviews for budget purposes specific recommendations on general compensation levels for upper management, establishes compensation for key executive officers and supervises the company's stock option plans. During the last fiscal year, this Committee met three times.

        The Investment Committee (Messrs. Grant, Jr. (Chairman), Holmes, Medford and Thiele) makes investment decisions for the company's retirement plans trust fund. During the last fiscal year, this Committee met four times.

        The Finance Committee (Messrs. Grant, Jr. (Chairman), Holmes and Medford) oversees contributions to the company's retirement plans trust fund, reviews company debt limits and cash position and recommends stock repurchases and public stock offerings. During the last fiscal year, this Committee did not meet.

        The company does not have a standing nominating committee or other similar committee.

        During the fiscal year ended September 30, 1996, the Board of Directors met five times. During the fiscal year, all Directors with the exception of Mr. Loren attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of committees of which they were members. Mr. Loren attended 44.4% of the aggregate number of meetings he was eligible to attend.

        Non-employee Directors receive an annual fee of $22,500 plus $1,000 for each Board of Directors Meeting attended. In addition, on October 1 of each year non-employee Directors receive options to purchase that number of Class A Shares which represent a fair market value of $40,000 (adjusted annually for increases in the consumer price index). Non-employee Directors who serve on a committee receive an additional $500 for each committee meeting attended. Committee Chairmen receive an additional $1,500 per year. No Director who is an employee of the company receives any compensation for services as a Director or committee member.

        The company has entered into agreements (the "Indemnification Agreements") with each Director of the company providing for contractual protection of certain rights of indemnification from the company.

        The Indemnification Agreements provide for indemnification of Directors to the fullest extent permitted by law. They cover any and all fees, expenses, judgments, fines, penalties and amounts paid in settlement incurred in connection with the fact that such Director is or was a Director, officer, employee, agent or fiduciary of the company or is or was serving at the request of the company as the company's representative with respect to another entity. Indemnification would not be available, however, if it is determined that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. A Director would also not be entitled to indemnification in connection with a proceeding initiated by such Director prior to a Change in Control (as defined in the Indemnification Agreements) unless such proceeding was authorized or consented to by the company's Board of Directors.

        The Indemnification Agreements provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the Director to reimburse the company for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the Director is not entitled to indemnification.

        If it is determined that the Director would not be permitted to be indemnified under applicable law (and, therefore, is not entitled to indemnification under the Indemnification Agreements), the Indemnification Agreements provide that the Director may disagree with such determination and seek a judicial resolution of that right to indemnification. The Indemnification Agreements provide that, subject to applicable law, the Director challenging such determination is entitled to indemnification for, and advancement of, all fees and expenses incurred in any proceeding seeking a determination of eligibility for indemnification under the Indemnification Agreements, the company's Amended Articles of Incorporation, the company's Consolidated Code of Regulations or any Director's liability insurance policy.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING CLEVE L. KILLINGSWORTH, JR., DALE L. MEDFORD, GAYLE B. PRICE, JR., AND KENNETH W. THIELE EACH FOR A TERM OF THREE (3) YEARS, AND ROBERT C. NEVIN FOR A TERM OF ONE (1) YEAR.

                             EXECUTIVE COMPENSATION


        The following tables and narrative text discuss the compensation paid to the company's Chief Executive Officer and the company's four other most highly compensated executive officers during the fiscal year ended September 30, 1996, and the two prior fiscal years.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                       ------------------------   --------------------------
NAME AND                                                             OPTION         LTIP          ALL OTHER
PRINCIPAL POSITION            YEAR     SALARY ($)     BONUS ($)   AWARDS (#)(1)  PAYOUTS ($) COMPENSATION ($)(2)
-----------------------       ----     ----------     ---------   -------------  ----------- -------------------
David R. Holmes               1996       466,575       487,095       439,600       466,575          38,232
Chairman of the Board,        1995       452,975       362,380        53,280       452,975          34,460
President and Chief           1994       439,250       351,400       624,320       409,229          24,394
Executive Officer

Robert C. Nevin               1996       286,463       302,985        18,480       229,170          36,977
President, Business           1995       278,120       221,757        24,720       222,496          32,950
Systems Division              1994       269,750       194,980       345,040       201,050          28,401

Joseph N. Bausman             1996       286,463       258,298        18,480       229,170          25,777
President, Automotive         1995       278,120       214,152        24,720       222,496          23,080
Systems Division              1994       269,750       215,800       345,040       201,050          16,914

Dale L. Medford               1996       218,003       216,689        11,520       152,602          13,936
Vice President                1995       211,657       158,744        15,360       148,161          12,820
Corporate Finance and         1994       205,250       153,938       228,240       133,856          11,915
Chief Financial Officer

H. John Proud                 1996       221,250       131,667        13,920       177,000          11,380
President, Healthcare         1995       194,815       146,113        11,040       141,908          10,508
Systems Division

(1) Option Awards reflect the company's September, 1996, two-for-one stock split.

(2)     The 1996 amounts disclosed in this column include:

                                                                  ABOVE MARKET
                         DEFINED        IMPUTED INTEREST          INTEREST ON              TOTAL
                      CONTRIBUTION       ON SPLIT DOLLAR            DEFERRED               OTHER
NAME                    PLANS ($)     LIFE INSURANCE ($)(1)    COMPENSATION ($)(2)    COMPENSATION ($)
-----------------------------------------------------------------------------------------------------
David R. Holmes           2,697              23,815                  11,720                38,232
Robert C. Nevin           2,475              20,254                  14,248                36,977
Joseph N. Bausman         2,475              16,202                   7,100                25,777
Dale L. Medford           2,697               8,053                   3,186                13,936
H. John Proud             2,697               8,683                       0                11,380

        (1) The life insurance component is provided on a split dollar basis with each participant paying the term equivalent premium and the company paying the remainder of the premium. At termination of the policy, all premium payments made by the company are reimbursed. Interest was imputed on the amount receivable from the participant at the company's short-term investment rate.

                                         (Footnotes continued on following page)

        (2) The named executives (except Mr. Proud) entered into Deferred Compensation Agreements with the company whereby income was deferred for four years in order to provide individual retirement benefits at age 65 of up to $100,000 per year for a fixed term of 15 years. The deferrals were completed as of September 30, 1989. Benefits payable are reduced for early retirement and lump sum distributions are available at the participant's discretion. The amounts presented represent the above market interest earned on the funds deferred and were calculated assuming a 15 year payment stream at age 65.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS(1)
             ---------------------------------------------------------                POTENTIAL REALIZABLE
                                     % OF TOTAL                                      VALUE AT ASSUMED ANNUAL
                                       OPTIONS                                        RATES OF STOCK PRICE
                                     GRANTED TO                                         APPRECIATION FOR
                      NUMBER OF     EMPLOYEES IN   EXERCISE OR                             OPTION TERM
                       OPTIONS       FISCAL YEAR    BASE PRICE     EXPIRATION      --------------------------
NAME                  GRANTED(2)         (%)       ($/SHARE)(2)       DATE           5%($)            10%($)
-----------------     ----------    ------------   ------------    ----------      ---------       ----------
David R. Holmes         439,600        44.5193         17.25        10/02/05       4,768,971       12,085,508
Robert C. Nevin          18,480         1.8715         17.25        10/02/05         200,499          508,053
Joseph N. Bausman        18,480         1.8715         17.25        10/02/05         200,499          508,053
Dale L. Medford          11,520         1.1667         17.25        10/02/05         124,974          316,709
H. John Proud            13,920         1.4097         17.25        10/02/05         151,010          382,689

(1)    No Stock Appreciation Rights (SARs) were awarded in the 1996 fiscal year.

(2) Grants were made on October 2, 1995, with the exercise price equal to the fair market value ($17.25) on that date. Options vest 25% annually beginning October 2, 1996, except for 400,000 of Mr. Holmes' options which vest 100% on October 1, 2000. The number of shares and option price reflect the September, 1996, stock split.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                             VALUE OF
                                                   NUMBER OF               UNEXERCISED
                                                  UNEXERCISED              IN-THE-MONEY
                       SHARES                      OPTIONS AT               OPTIONS AT
                      ACQUIRED                       FY-END                   FY-END
                         ON         REALIZED      EXERCISABLE/              EXERCISABLE/
                      EXERCISE        VALUE       UNEXERCISABLE            UNEXERCISABLE
NAME                  (#)(1)           ($)             (#)                      ($)
-----------------     --------      --------    ------------------     --------------------
David R. Holmes        39,400        313,913         0 / 1,071,720           0 / 12,680,415
Robert C. Nevin        39,768        726,676    23,740 /   367,180     385,436 /  4,941,577
Joseph N. Bausman           0              0    13,620 /   367,180     207,578 /  4,941,577
Dale L. Medford         5,802         93,059    37,760 /   242,160     721,095 /  3,259,800
H. John Proud               0              0     9,600 /   168,920     150,844 /  2,248,945

(1)     The number of shares reflects the September, 1996, stock split.

                       LONG-TERM INCENTIVE PLAN -- AWARDS
                               IN LAST FISCAL YEAR

                                               ESTIMATED FUTURE PAYOUTS UNDER
                                                 NON-STOCK PRICE-BASED PLANS
                             PERFORMANCE OR    -------------------------------
                    OTHER     OTHER PERIOD     THRESHOLD    TARGET     MAXIMUM
NAME               RIGHTS     UNTIL PAYOUT        ($)         ($)        ($)
-----------------  ------    --------------    ---------    -------    -------
David R. Holmes      (1)           (1)             0        233,288    466,576
Robert C. Nevin      (1)           (1)             0        114,585    229,170
Joseph N. Bausman    (1)           (1)             0        114,585    229,170
Dale L. Medford      (1)           (1)             0         76,301    152,602
H. John Proud        (1)           (1)             0         88,500    177,000

(1) Participants in the Intermediate Plan (including Mr. Holmes who participates in his own substantially similar plan), which is considered a long-term incentive plan, are determined strictly by grade level within the company. No formal awards are made and there are no vested rights. Annual amounts are paid to participants with the amount of the award dependent upon the company's three year average return on equity. The periods considered in the calculation are the most recent fiscal year and the preceding two years. The potential annual payout amounts reported here were calculated using fiscal year 1996 salaries. The payout for fiscal year 1996 is included in the LTIP Payout column of the Summary Compensation Table. Additional information on the Intermediate Plan appears on page 17.

                             PENSION PLAN TABLE (1)

                                  YEARS OF SERVICE (2)
                --------------------------------------------------------
REMUNERATION       10          15          20          25          30
------------    --------    --------    --------    --------    --------
 $  300,000     $ 45,000    $ 67,500    $ 90,000    $112,500    $135,000
    400,000       60,000      90,000     120,000     150,000     180,000
    500,000       75,000     112,500     150,000     187,500     225,000
    600,000       90,000     135,000     180,000     225,000     270,000
    700,000      105,000     157,500     210,000     262,500     315,000
    800,000      120,000     180,000     240,000     300,000     360,000
    900,000      135,000     202,500     270,000     337,500     405,000
  1,000,000      150,000     225,000     300,000     375,000     450,000
  1,100,000      165,000     247,500     330,000     412,500     495,000
  1,200,000      180,000     270,000     360,000     450,000     540,000
  1,300,000      195,000     292,500     390,000     487,500     585,000
  1,400,000      210,000     315,000     420,000     525,000     630,000
  1,500,000      225,000     337,500     450,000     562,500     675,000
  1,600,000      240,000     360,000     480,000     600,000     720,000
  1,700,000      255,000     382,500     510,000     637,500     765,000
  1,800,000      270,000     405,000     540,000     675,000     810,000

(1) This table sets forth the annual retirement benefits payable under the company's qualified pension plan and the non-qualified Supplemental Retirement Plan ("Supplemental Plan") upon retirement at age 65 based on an employee's final average annual compensation. Compensation as defined in the Plans includes Salary, Bonus and Long-Term Incentive Plan payments. The qualified pension benefits are reduced by 1.67% of monthly primary Social Security benefits multiplied by years of credited service up to a maximum of 30 years. The Supplemental Plan provides benefits to participants who would lose benefits because of legislative limits imposed on qualified plans or because of their participation in the company's Non-Qualified Deferred Compensation Plan. Additional benefits provided under the Supplemental Plan for participants with employment agreements are not included in the table but are discussed below with employment agreements. Participation in the Supplemental Plan requires approval by the Board. Optional payment forms of actuarial equivalence are also available.

                                         (Footnotes continued on following page)

(2) Respective years of service as of September 30, 1996, for the persons named in the Summary Compensation Table are: Mr. Holmes, 11; Mr. Nevin, 10; Mr. Bausman, 31; Mr. Medford, 22; and Mr. Proud, 25.

       In addition to the plans discussed above, the company also provides compensation or death benefits generally payable over 10 years, beginning at the earlier of retirement or death of the employee. The compensation benefit is equal to either 100%, 150% or 200% of the current year's total cash compensation depending upon the respective officer's grade level. The company generally insures against its obligations through the purchase of life insurance policies on the lives of such officers.




                              EMPLOYMENT AGREEMENTS


        Effective October 1, 1995, Mr. Holmes entered into an amended and restated agreement by which he agrees to remain employed by the company as its President and Chief Executive Officer until October 3, 2000, at an annual base salary of $436,300 which may not be reduced without his consent or resolution by arbitration. This base salary may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors. The retirement benefit at age 59 is 65% of final average annual compensation. The age 55 early retirement benefit is 61% of final average annual compensation which thereafter increases by an additional 1% of final average annual compensation for each additional twelve month period of employment, including retirement after age 59.

        Mr. Holmes' agreement also provides for special grants of non-qualified stock options on October 1, 1995 and October 1, 1996, of 400,000 shares and 200,000 shares, respectively. (Reflects the September 3, 1996, two-for-one stock split.) Both grants are at fair market value on the date of the grant. These grants are in addition to the customary annual awards made under the company's stock option plan in which Mr. Holmes is a participant.

        Messrs. Bausman, Nevin and Proud have Employment Agreements by which they each agree to remain employed by the company until, respectively, May 31, 2000, September 30, 1997, and September 1, 1999, at respective annual base salaries of $280,160, $252,000 and $210,000 which may not be reduced without the individual's consent or resolution by arbitration. These base salaries may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors.

        Age 65 retirement benefits for Messrs. Bausman and Nevin are 65% of final average annual compensation. Early retirement benefits for them are 55% of final average annual compensation (reduced by 1/15 for each year of service, as defined in the company's pension plan, less than 15) if they retire after reaching age 55 and before reaching age 58. If they elect early retirement after reaching age 58, their respective annual retirement benefits shall be 55% of final average annual compensation plus 1% for each additional twelve-month period of service after age 58, but before reaching age 65, with no reduction if their respective years of service are fewer than 15. Mr. Proud's retirement benefits are those provided under the company-sponsored qualified and non-qualified programs in which he participates.

        The Employment Agreements of Messrs. Holmes, Nevin and Bausman also provide for certain disability and death benefits, including retirement benefits as described above in case of permanent disability. The Agreements also provide for continued medical coverage of the surviving spouses for a period which ends at the earlier of the spouse's death or 42 months after the employee's death. During the terms of the Agreements and for two years after the respective terminations of them, or the cessation of payments made under them (whichever is later), each employee shall not compete directly or indirectly with the company. Mr. Proud's coverage in the case of death or disability is that provided under the company-sponsored programs in which he participates. However, if Mr. Proud's Agreement is not renewed, his non-competition restriction shall continue for only one year.

        All four Agreements generally provide that if the employee is discharged by the company before the expiration date other than for cause (as defined in the Agreements), or if the company fails to renew the Agreements other than for cause, the employee shall be entitled to receive (i) payments equal to the employee's Annual Compensation Value (as defined in the Agreements), reduced by 70% of compensation from subsequent employment (reduction does not apply to Mr. Proud) (a) for two years from the date of termination of employment with respect to discharge before the expiration of the Agreements, or (b) for one year from the expiration of the Agreements in the case of non-renewal; (ii) credit for certain amounts of additional service under the Supplemental Plan (iii) continuing coverage under company-sponsored medical benefits programs ending at the earlier of employee's securing other employment or two years from termination; (iv) reimbursement of up to $20,000 in out-placement fees; and (v) required payments under the employee's (except for Mr. Proud) Deferred Compensation Agreement.

       These Employment Agreements also contain provisions which may require the company to fund an escrow immediately in the event of a "change in control" (as defined in such Agreements) of the company. Funding is required upon the occurrence of any "escrow funding event," as defined in such Agreements. The company estimates that if Messrs. Holmes, Nevin, Bausman and Proud had been terminated on November 1, 1996, following a change in control of the company, the total severance payments by the company to the officers under their Agreements would have been $9,877,501. If such termination were to occur, the non-competition restrictions in the respective Employment Agreements are void and non-binding.

       These Employment Agreements also provide that: (i) the employee will be entitled to receive the escrowed amount upon a Change in Control Termination that occurs within 24 months of a change in control; (ii) the employee will receive an additional 24 months of service credit under the Supplemental Plan following a Change in Control Termination; (iii) the payments to be made upon a Change in Control Termination include a payment equal to three times the employee's annual salary in effect at the date of termination or immediately prior to the change in control (whichever is higher) and his average bonus with respect to the three calendar years preceding the year in which his termination of employment occurs; (iv) if the total amount of any payments payable to the employee upon the termination of the employee's employment or upon a change in control (whether or not pursuant to the severance provisions) would be subject to an excise tax as "parachute payments" pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, the amount of the severance payments under the severance provisions will be reduced to avoid such excise tax, but only if the net effect of such reduction is to increase the net after tax income to the executive; and (v) the amount paid into escrow shall be the amount described in clause (iii) as may be limited pursuant to clause (iv) and for periodic adjustment of such amount. Mr. Bausman's Employment Agreement further provides that (i) if he voluntarily terminates his employment or is discharged by the company prior to his attainment of age 55, he will be entitled to receive under the Supplemental Plan a portion of his age 55 benefit prorated to reflect his service with the company after November 9, 1987, in excess of his vested Pension Plan benefit and the Officer's Life Insurance and Compensation Program benefits; and (ii) upon a Change in Control Termination prior to the date he attains age 55, he will be entitled to receive, commencing at age 55, retirement benefits equal to 55% of his Final Average Compensation.

                                PERFORMANCE GRAPH
                         FISCAL YEARS 1992 THROUGH 1996

Comparison of Five Year Cumulative Total Return Among The Reynolds and Reynolds
             Company, S&P 500 Index and a Composite of Two Indices

================================================================================

        Measurement Period
      (Fiscal Year Covered)             Reynolds       S&P 500      Peer Group
9/91                                       100           100            100
9/92                                       175           111            101
9/93                                       318           125            124
9/94                                       412           130            146
9/95                                       572           169            209
9/96                                       880           203            264


Illustrates the value of $100 invested at Sept. 30, 1991 assuming reinvestment of dividends.

================================================================================

The graph compares the cumulative total shareholder return on a $100 investment in the company's Class A Shares for the last five fiscal years with the cumulative total return on $100 invested in each of (i) the S&P 500 Index and
(ii) a composite of two indices. The composite index is comprised of the S&P Computer Software and Services Index and a self-constructed business forms index and is adjusted each year to reflect the percent of the company's business segments' revenues represented by each index. The company selected the following business forms companies for its self-constructed index: American Business Products, Inc., Ennis Business Forms, Inc., Moore, Ltd., New England Business Services, Inc., Standard Register Company and Wallace Computer Services, Inc. Duplex Products Inc. ("Duplex") previously reported in the self-constructed business forms index was excluded for all years presented as Duplex was acquired by the company in May 1996. The graph assumes all investments were made at market value on September 30, 1991, and the reinvestment of all dividends.



                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

                                    COMMITTEE

       The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent Directors. The Committee reviews, recommends and approves changes to the company's compensation policies and programs applicable to the company's officers and senior personnel.

                       COMPENSATION POLICY AND OBJECTIVES

       Our primary goal as members of the Compensation Committee is unchanged from last year: to assure that the compensation provided to executives is linked to the company's business strategies and objectives, thereby aligning the financial interests of senior management with those of the shareholders. Beyond that, our priorities are to assure that the executive compensation programs enable the company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

BASE SALARY

       Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing it with other executive positions in the marketplace. From time to time the company's compensation consultant surveys senior executive salaries from a representative sampling (approximately
20) of companies in the computer services and business forms industries. The company's pay grade levels are then set at approximately the competitive mid-range. Each of the executive officers is assigned a pay grade based on that competitive marketplace data. Individual salaries may then vary somewhat below or above the mid-range, based upon the individual's performance and contribution to company success, tenure on the job and internal equity. Annual salary adjustments are determined by individual performance within an officer salary increase budget approved by the Committee. Base salary levels for executive officers increased an average of 4% effective January 1, 1996. The provisions of this paragraph apply to all executives except those whose employment agreements may contain terms which vary from these provisions. See pages 12-13 of this Proxy Statement.

ANNUAL INCENTIVES

       At the Annual Meeting of Shareholders on February 15, 1996, a significant majority of shareholders approved a separate performance-based, incentive plan ("CEO Plan") for the company's Chief Executive Officer ("CEO"), the terms of which are substantially similar to the annual and intermediate compensation plans for the other officers. The purpose of this separate CEO Plan was to qualify all CEO compensation in excess of $1 million for deductibility under the applicable provisions of the Internal Revenue Code.

       Officers have an opportunity to earn annual bonuses ("Annual Plan") based on performance against financial targets established by the Committee. Since 1987, the company has used corporate return on equity ("ROE") as its primary measure of corporate performance. During fiscal 1996, the Committee introduced growth in sales and growth in earnings as additional measures for determining annual bonuses. ROE is weighted more heavily (75%) than the growth components (25%) in determining annual bonuses. Also, the ROE performance level which must be achieved before any bonus is paid was raised as was the maximum bonus achievable. At the divisional level, other measures of performance for the annual bonus include sales, operating income and return on net assets. In addition, the Committee approves adjustments to the bonus formula as may be necessary from time to time to insure against unmerited windfalls or penalties due to accounting changes or other non-operating factors. Over time, the company believes it has found that linking executive pay principally to corporate ROE directly ties the executive's interests and rewards to those of the shareholder. Under the structure of the Annual Plan in effect for fiscal 1996, no bonus is paid until a threshold corporate ROE of 10% is achieved; maximum payout requires a combination of a 28% ROE and a 15% growth factor in sales and earnings. The annual bonus payout can range between 0% of annual salary to 90% of annual salary. For fiscal 1996, because the company achieved a 26.6% ROE and healthy growth of both sales and earnings (which varied by division), the annual bonus payout for the executive officers (including Mr. Holmes under his substantially similar but separate plan) averaged 77.4% of annual salary.

       Another annual incentive plan is the personal performance bonus. This plan is designed to reward all officers for the achievement of financial and non-financial goals which are agreed upon by the officer and the officer's superior. In the case of Mr. Holmes, his annual goals are agreed upon by this Committee in consultation with Mr. Holmes. Examples of financial goals have been ROE, sales, return on net assets and operating income. Examples of non-financial goals have been market share growth, total quality measures, customer satisfaction and the strengthening of a key organizational process. With the exception of Mr. Holmes and the three division presidents, whose personal performance bonuses are determined by the Compensation Committee during its year-end review, all other executive officers have their personal performance bonus determined during year-end evaluations by the respective individual to whom they report. Depending on an individual's performance against goals, this bonus can range between 0% to 20% of annual salary. For fiscal 1996 this personal performance bonus for the named executive officers ranged from 15% to 20% of annual salary.

LONG-TERM INCENTIVES

       STOCK OPTIONS

       To further align the interests of shareholders and management, the company grants incentive stock options annually to approximately 300 officer and director-level employees. The number of shares awarded is driven by a pay grade level formula which is established and reviewed from time to time by the Compensation Committee. The Committee assigns a percentage to each pay grade level. That percentage is multiplied by the salary mid-point for that grade level and the result is divided by the fair market value of the company's stock on October 1. For all officers during fiscal year 1996, the percentage of annual salary used in determining stock option grants ranged from 40% to 125%. The exercise price is the fair market value of the stock on the date of the grant. The options, which have a ten year life, are not exercisable during the first year after the grant. Thereafter, on each of the first four anniversaries of the grant, twenty-five percent of the options become exercisable.

       Such stock options provide incentive for the creation of shareholder value, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the company's common shares occurs over a specified number of years.

       STOCK OWNERSHIP GUIDELINES
       (Share information reflects September, 1996, two-for-one stock split)

       During fiscal year 1994, the Compensation Committee established suggested stock ownership guidelines for all officers of the company. These guidelines specify an appropriate level of ownership of company stock as a multiple of the officer's annual base salary. These multiples range from a high of 4.25 times annual salary (in the case of Mr. Holmes) to a low of 1.5 times annual salary. The Committee thought it appropriate to permit the officers to achieve these ownership guidelines over a ten year period in increments of 10% per year. To encourage the officers to make steady progress toward meeting the guidelines, the Committee determined that if an officer owns a quantity of shares sufficient to meet the ownership guidelines for that year the officer would be granted options on 20% more shares in addition to the officer's standard stock option grant for that year. If, for example, the standard stock option grant for that year were one hundred shares, the officer would receive options on twenty additional shares of stock for having met the guidelines for that year. As of September 1, 1996, stock ownership among the fifty officers stood at approximately 1,710,300 shares representing a market value of approximately $42.5 million. The Committee believes that these guidelines will have the positive effect of further aligning the interests of the officer group with those of all shareholders.

       INTERMEDIATE INCENTIVE COMPENSATION

       Certain senior officers, including all named executive officers (except Mr. Holmes), also participate in an Intermediate Incentive Compensation Plan. This plan, which is paid annually, is based on a three-year average return on equity, and is designed to focus and reward senior management on producing consistent longer-term financial results. For fiscal 1996 the payout from the CEO Plan (for Mr. Holmes) and from the Intermediate Incentive Compensation Plan for the other named executive officers ranged from 70% to 100% of annual salary.

CEO COMPENSATION
(Share information reflects September, 1996, two-for-one stock split)

       Mr. Holmes has served as Chairman, President and Chief Executive Officer since August 1990, and President and Chief Executive Officer since January 1989. The Performance Graph on page 14 illustrates the company's accomplishments during much of this period. In fiscal 1996 the company achieved record revenues and earnings and exceeded a 26% ROE. Shareholders realized a 52% increase in share value during the year. Mr.

Holmes' 1996 compensation of $1,458,477 (as shown in the Summary Compensation Table on page 9) included a market-priced base salary of $466,575. Under the CEO Plan he is eligible for annual and intermediate incentive compensation the performance standards of which are substantially similar to those in the annual and intermediate compensation plans for other named executive officers. The Committee awarded a personal performance bonus of $93,315 to Mr. Holmes following its year-end evaluation. On October 2, 1995, the Committee awarded Mr. Holmes an annual stock option grant for 39,600 Class A Shares which was based on the formula (explained above) applicable to his position. In addition Mr. Holmes received a grant of 400,000 non-qualified stock options pursuant to the terms of his Employment Agreement described on pages 12 and 13.

SUMMARY

       The Committee believes that a high caliber, motivated management team is critical to sustained business success.

       As in prior years, in 1996 a significant portion (approximately 66%) of the total compensation potential for the named executive officers was "at risk" and payable based on individual and corporate performance-based variables that will motivate and focus management on those issues that drive the success of the company. The Committee intends to continue its performance-based pay policy which links executive rewards to shareholder returns.

THE COMPENSATION COMMITTEE

Dr. David E. Fry
Allan Z.  Loren
Gayle B. Price, Jr.
Martin D. Walker, Chairman


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        No Executive Officer or Director is or has been indebted to the company during the last fiscal year in excess of $60,000.



                                   PROPOSAL II
                  INCREASE IN THE NUMBER OF AUTHORIZED CLASS A
                            AND CLASS B COMMON SHARES

         The Board of Directors proposes that Article Fourth, Section 1 of the Amended Articles of Incorporation of The Reynolds and Reynolds Company - Restatement Effective February 9, 1995 ("Amended Articles of Incorporation") be amended to increase the number of authorized Class A Shares (par value $.625) from 120,000,000 to 240,000,000 (an increase of 120,000,000) and to increase the number of authorized Class B Shares (par value $.03125) from 30,000,000 to 40,000,000 (an increase of 10,000,000).

BACKGROUND ON INCREASE IN AUTHORIZED SHARES

         On August 6, 1996, the Board of Directors declared a two-for-one stock split which was paid to shareholders on September 17, 1996. Payment of that dividend required 46,181,896 Class A Shares and 10,000,000 Class B Shares which significantly reduced the number of authorized shares available for general corporate purposes.

         As of November 1, 1996, there were 92,363,392 Class A Shares issued and outstanding. An additional 10,258,426 Class A Shares were reserved for issuance on the exercise of outstanding stock options and the conversion of the outstanding Class B Shares. As a result, there now remain only 17,378,182 authorized Class A Shares available for future issuance for general corporate purposes. That amount is insufficient to accomplish another two-for-one stock split and limits the flexibility of the Board to issue Class A Shares for other general corporate purposes, including acquisitions.

         Also as of November 1, 1996, there were 20,000,000 Class B Shares issued and outstanding with only 10,000,000 authorized Class B Shares remaining. Similarly, that amount is insufficient to accomplish another two-for-one stock split.

RESULT OF APPROVAL - INCREASE IN AUTHORIZED SHARES

         Approval of the proposed increase by 120,000,000 in the number of authorized Class A Shares will mean that 137,378,182 Class A Shares will be available for future issuance by the Board in the exercise of its sound discretion for general corporate purposes. Those purposes include, by way of example, stock splits or stock dividends, possible future acquisitions, the Stock Option Plan - 1995, the 1996 Shares Plan (the broad based stock option plan for all full time employees) or, if deemed advisable, issuances and sales in order to raise additional corporate funds. The company has no present plans for any such issuances to raise additional funds.

         Approval of the proposed increase by 10,000,000 in the number of authorized Class B Shares will mean that 20,000,000 Class B Shares will be available for future stock splits for the sole Class B shareholder, Richard H. Grant, III, a Director of the company.

         The Board of Directors recommends 120,000,000 as the amount of the increase in the number of authorized Class A Shares to assist the company's long-range planning and to avoid the need to return to shareholders frequently for authorizations of additional shares.

         Except for the approximate $350,000 filing fee payable to the Ohio Secretary of State in connection with the increased number of authorized Shares, the company will incur no substantial expenses or costs related to this increase in authorized Shares. The Board of Directors does not intend to infringe upon or detract from the usual prerogatives of the company's shareholders with respect to shareholder approval of future issuances of the additional Shares as described below.

         Except for the Class A Shares which will be reserved under the terms of the Stock Option Plan - 1995 and the 1996 Shares Plan, there are no present plans, understandings or agreements with respect to the issuances of any additional Class A Shares or Class B Shares for which authorization is being sought. However, the company from time to time conducts preliminary investigations and discussions which might lead to the issuance of Class A Shares for the acquisition of other businesses. Management does not intend to seek any further shareholder approval before issuing any additional Class A Shares in future transactions unless such approval is required by law, by the company's Amended Articles of Incorporation or Consolidated Code of Regulations, or by the rules of any stock exchange upon which the stock of the company may be listed. A possible dilution in the equity ownership of the present shareholders may result if and when the additional Class A Shares are issued. The holders of Class A Shares have no preemptive rights.

         The full text of the proposed amendment to Article Fourth, Section 1 of the Amended Articles of Incorporation appears as Exhibit A (Part I) to the Proxy Statement. The affirmative vote of the holders of at least two-thirds of the total number of outstanding Class A and Class B Shares, voting as one class, will be necessary for the approval of this proposal.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING THE AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED CLASS A AND CLASS B COMMON SHARES.

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
                                  PROPOSAL III
                 RECLASSIFICATION OF CLASS A AND CLASS B COMMON
                         SHARES TO "NO PAR VALUE" SHARES

         The Board of Directors proposes that Article Fourth, Section 1 of the Amended Articles of Incorporation of The Reynolds and Reynolds Company - Restatement Effective February 9, 1995 ("Amended Articles of Incorporation") be amended to reclassify all Class A Shares (par value $.625) and all Class B Shares (par value $.03125) to "no par value" shares.

BACKGROUND ON CHANGE FROM PAR VALUE SHARES TO NO PAR VALUE SHARES

         In November, 1992, February, 1994 and August, 1996 the Board of Directors declared two-for-one splits of the Class A and Class B Shares. Because only the shareholders may amend the Amended Articles of Incorporation of the company, those splits occurred without the customary adjustment to the respective par values of the Class A and Class B Shares. Had those splits been approved by the shareholders with an accompanying amendment to the Articles of Incorporation to adjust par value, the current par value of a Class A Share would be $0.078125 or less than eight cents per share and the current par value of a Class B Share would be $0.0039 or less than four-tenths of one cent.

         The company's balance sheet was adjusted to record these three splits (without the adjustment of the per share par value) by a variety of transfers among the capital accounts. The transfers are purely academic and result in needlessly confusing the presentation of the capital accounts. The underlying equity of any shareholder was not affected.

         The Board of Directors believes that a change to Class A Shares (no par value) and Class B Shares (no par value) will increase its flexibility to authorize future stock splits when appropriate and will permit the combination of the disparate common stock capital accounts into two simple and straightforward accounts: "Class A Shares (no par value)" and "Class B Shares (no par value)."

RESULT OF APPROVAL - RECLASSIFICATION FROM PAR VALUE SHARES TO NO PAR VALUE
SHARES

         Approval of the reclassification from par value Shares to no par value Shares will simplify the presentation of the capital accounts on the company's balance sheet and will enhance the flexibility of the Board of Directors to authorize stock splits. There will be no reduction in the capital of the company or the underlying equity of any shareholder and there will be no impact (positive or negative) on the company's earnings.

         The full text of the proposed amendment to Article Fourth, Section 1 of the Amended Articles of Incorporation appears as Exhibit A (Part II) to the Proxy Statement. The affirmative vote of the holders of at least two-thirds of the total number of outstanding Class A and Class B Shares, voting as separate classes, will be necessary for the approval of this proposal.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING THE AMENDED ARTICLES OF INCORPORATION TO RECLASSIFY ALL CLASS A AND CLASS B COMMON SHARES TO "NO PAR VALUE" SHARES.


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
                                 PROPOSAL IV
                       APPOINTMENT OF INDEPENDENT AUDITORS


        The Audit Committee of the Board of Directors recommends that Deloitte & Touche LLP be appointed as independent auditors of the company for one year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.


                              SHAREHOLDER PROPOSALS


        Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the company by September 8, 1997, for inclusion in the company's Proxy Statement and Proxy relating to the 1998 Annual Meeting of Shareholders.

        Shareholder nominations of persons to be elected to the Board of Directors at the February 12, 1998 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the company no earlier than November 12, 1997, and no later than December 12, 1997.




                                  OTHER MATTERS


        Management does not intend to present to the Meeting any matters other than those described above. It does not know of anything that will be presented by other parties. However, if any other matters shall properly come before the Meeting, the Appointed Proxies intend to vote on such matters according to their discretion and best judgment.




                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                     ADAM M. LUTYNSKI, SECRETARY

Dayton, Ohio
January 6, 1997


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
                                    EXHIBIT A

                                    (PART I)
                        (Assuming passage of Proposal II)

               Amendment to Article Fourth, Section 1 of the Amended Articles of Incorporation

FOURTH:        SECTION 1.        Authorized Capital Stock.

               The total number of shares of capital stock that the Corporation is authorized to issue is 340,000,000, divided into three classes as follows:

               (i) 240,000,000 Class A Common Shares, (par value $.625) (hereafter referred to as "Class A Common Shares");

               (ii) 40,000,000 Class B Common Shares, (par value $.03125) (hereafter referred to as "Class B Common Shares" and referred collectively with the Class A Common Shares as "Common Shares"); and

               (iii) 60,000,000 Preferred Shares, no par value (hereafter referred to as "Preferred Shares").



                                    (PART II)
                   (Assuming passage of Proposals II and III)

               Amendment to Article Fourth, Section 1 of the Amended Articles of Incorporation

FOURTH:        SECTION 1.        Authorized Capital Stock.

               The total number of shares of capital stock that the Corporation is authorized to issue is 340,000,000, divided into three classes as follows:

               (i) 240,000,000 Class A Common Shares, no par value (hereafter referred to as "Class A Common Shares");

               (ii) 40,000,000 Class B Common Shares, no par value (hereafter referred to as "Class B Common Shares" and referred collectively with the Class A Common Shares as "Common Shares"); and

               (iii) 60,000,000 Preferred Shares, no par value (hereafter referred to as "Preferred Shares").

NOTE: If Proposal II (Increase in Authorized Shares) is defeated and Proposal III (Reclassification to No Par Value Shares) is adopted Article FOURTH, Section 1 will read as follows:


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